                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                              (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   BRITE VOICE SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                                     [LOGO]

                           BRITE VOICE SYSTEMS, INC.
                       250 INTERNATIONAL DRIVE, SUITE 300
                            HEATHROW, FLORIDA 32746

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1998

                             ---------------------

To Our Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Brite Voice Systems, Inc. will be held at the Company's corporate headquarters, 250 International Drive, Suite 300, Heathrow, Florida, on Tuesday, May 12, 1998, at 9:30 a.m., for the following purposes:

    1. To elect a Board of Directors (seven members) to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified;

    2. To approve an amendment to the Company's 1994 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder from 200,000 to 500,000;

    3. To approve and ratify the appointment of Arthur Andersen LLP, independent public accountants, as auditors for the current fiscal year; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The enclosed Proxy Statement includes information relating to these proposals.

    All stockholders of record as of the close of business on March 31, 1998, are entitled either to attend and vote in person any shares held by them or to attend and vote by proxy any shares held by them. A majority of the outstanding shares of the Company is required for a quorum.

    The Board of Directors and management sincerely desire your presence at the meeting. However, so that we may be sure that your vote will be included, please sign and return the enclosed proxy promptly. If you attend the meeting, you may revoke your proxy and vote in person.

                                          By Order of the Board of Directors

                                                 [SIGNATURE]

                                          Glenn A. Etherington
                                               SECRETARY
April 10, 1998

                                    IMPORTANT
 PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE. THE PROXY MAY BE REVOKED BY YOU AND THE SUBMISSION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                           BRITE VOICE SYSTEMS, INC.
                      250 INTERNATIONAL PARKWAY, SUITE 300
                            HEATHROW, FLORIDA 32746

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1998

                             ---------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    This Proxy Statement is furnished by the Board of Directors of Brite Voice Systems, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held May 12, 1998, at the Company's corporate headquarters, 250 International Parkway, Suite 300, Heathrow, Florida, and at any adjournment thereof. The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the attached notice. The proxy also confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and other matters which may properly come before the meeting. There are no rights of appraisal or similar rights of dissenters with respect to any of the matters proposed to be considered at the meeting. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to stockholders is April 10, 1998.

    A stockholder who has given a proxy may revoke it as to any motion on which a vote has not already been passed by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company at the office of the Company, at any time up to the meeting or any adjournment thereof, or delivered to the Chairman of the meeting on the day of the meeting or any adjournment thereof. A stockholder may appoint a person, other than the Board of Directors' nominees, to represent him at the meeting. This right may be exercised by the insertion of said person's name in the blank space provided and by striking out the names of the Board of Directors' nominees, or by the submission of a similar form of proxy.

    The cost of solicitation of these proxies will be paid by the Company, including reimbursements paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to, and solicitation of proxies from, the beneficial owners of shares held of record by such persons. The Company has not engaged any person to solicit proxies in connection with the meeting.

                               VOTING AT MEETING

    Only stockholders of record on the books of the Company at the close of business on March 31, 1998, the record date established for the Annual Meeting, will be entitled to vote at the meeting. On March 31, 1998, there were 12,113,705 shares of Common Stock outstanding and no other voting securities. Stockholders of the Company have the right to cumulate votes in the election of Directors (i.e., each stockholder is entitled to as many votes as equals the number of shares of stock held by him or her on the record date, multiplied by the number of Directors to be elected, and such votes may all be cast for a single candidate, or may be distributed among several or all of the candidates, as the stockholder sees fit). On all other matters, all stockholders are entitled to one vote per share. Directors are elected by a plurality vote. All other proposals will be determined by a vote of a majority of the shares present in person or represented by proxy and voting on such matters.

    Shares represented by proxies containing abstentions, or indicating broker non-votes, will be considered as present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will not otherwise be counted on any matters.

                             COMMON STOCK OWNERSHIP

    The following table sets forth certain information, furnished by the persons named below, concerning beneficial ownership of the Company's Common Stock as of February 20, 1998 (except as otherwise indicated) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each Director and nominee for Director of the Company; (iii) each of the executive officers named in the table under the heading "Compensation of Directors and Executive Officers -- Summary Compensation Table"; and (iv) all Directors and officers of the Company as a group.

                                                                             NUMBER OF SHARES
                                                                               BENEFICIALLY     PERCENT OF
NAME                                                                            OWNED (1)        CLASS (2)
---------------------------------------------------------------------------  ----------------   -----------
Stanley G. Brannan ........................................................    1,417,462(3)       11.67%
 7309 East 21st Street North
 Wichita, Kansas 67206
Alan C. Maltz .............................................................    1,305,106(4)       10.82%
 29 Chelsea Drive
 Livingston, New Jersey 07039
Perry E. Esping............................................................      448,500           3.71%
C. MacKay Ganson, Jr.......................................................       32,362(5)        *
David S. Gergacz...........................................................      209,000           1.70%
Gerald V. Butler...........................................................       47,750           *
John F. Kelsey, III........................................................       10,833           *
Scott A. Maltz.............................................................      472,621           3.92%
Ray S. Naeini..............................................................        5,000           *
Donald R. Walsh............................................................       81,448           *
All Directors and Executive Officers as a Group (17 persons)...............    4,147,329          32.85%

------------------------
*   Less than 1% of the outstanding Common Stock

(1) Except as otherwise indicated, the listed beneficial owner has sole voting and investment power with respect to such shares.

(2) In calculating the percentages shown, as required by the proxy solicitation rules of the Securities and Exchange Commission, the number of shares owned by the named individuals includes the shares they had the right to purchase within 60 days of February 20, 1998 upon exercise of stock options. The options held by the named individuals and the group are: Stanley G. Brannan -- 75,000; Gerald V. Butler -- 43,750; Perry E. Esping -- 11,500; C. MacKay Ganson, Jr. -- 11,500; David S. Gergacz -- 209,000; John F. Kelsey, III -- 9,000; Ray S. Naeini -- 5,000; Donald R. Walsh -- 78,750; and the group -- 558,222.

(3) Includes 25,000 shares owned by Mr. Brannan's wife. Also includes 10,000 shares held in trust for the benefit of Mr. Brannan's children, beneficial ownership of which is disclaimed by Mr. Brannan.

(4) Includes 80,000 shares held by Mr. Maltz as custodian for his two minor daughters, beneficial ownership of which is disclaimed by Mr. Maltz.

(5) Includes 4,300 shares held by Tucker Anthony & R.L. Day, Inc. for the benefit of the C. MacKay Ganson, Jr. SEP IRA. Also includes 3,081 shares held by the Charles M. Ganson Trust dated December 19, 1968 for the benefit of Carol Ganson, as to which Mr. Ganson is trustee.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES

    Pursuant to the Company's Bylaws, the Board of Directors has fixed the number of Directors at seven and approved the slate of nominees identified below. If any individual nominated for election as a Director is not available at the time of the Annual Meeting to serve as a Director if so elected, proxies cast on behalf of that nominee may be voted for the remaining nominees and for a substitute nominee designated by the proxy holders or the current Board of Directors. The Company expects all nominees to be available to serve if elected as Directors. The nominees, and certain information with respect to each of them, are as follows:

NAME                                              AGE                 POSITION WITH COMPANY               DIRECTOR SINCE
--------------------------------------------      ---      --------------------------------------------  ----------------
David S. Gergacz (1)........................          49   President, Chief Executive Officer                    May 1994
                                                           and Chairman of the Board
Stanley G. Brannan..........................          48   Director                                          October 1984
Perry E. Esping (1)(2)......................          63   Director                                              May 1990
C. MacKay Ganson, Jr. (1)(2)(3).............          58   Director                                           August 1993
John F. Kelsey, III (1)(2)(3)...............          51   Director                                              May 1994
Alan C. Maltz...............................          47   Director                                           August 1995
Scott A. Maltz..............................          41   Vice President and Director                        August 1995

------------------------
(1) Member of Nominating Committee
(2) Member of Compensation Committee
(3) Member of Audit Committee

    DAVID S. GERGACZ joined the Company in December 1996 as President and Chief Executive Officer, and was named to the additional position of Chairman of the Board in January 1998. Prior to joining the Company, Mr. Gergacz served as president and chief executive officer for Cincinnati Bell Telephone, from September 1995 to October 1996. From April 1993 to August 1995 he was president and chief executive officer for Rogers Cantel Communications, Canada's leading provider of wireless communications, cable television, long distance, publishing and television and radio. From 1991 to 1993 he served as president and chief executive officer of Boston Technology. He has also held many management positions with companies in the telecommunications industry, including Sprint, Bell Laboratories, AT&T and NYNEX.

    STANLEY G. BRANNAN, the Company's founder, served as President, Chief Executive Officer and Chairman of the Board from the Company's inception until resigning as President and Chief Executive Officer in December 1996. Mr. Brannan subsequently resigned as Chairman of the Board in January 1998. Prior to founding the Company, Mr. Brannan founded Mycro-Tek, Inc., a company specializing in the manufacture of microprocessor-based products used in electronic newsroom systems and television character generators. When Mycro-Tek, Inc. was acquired by Allied Corporation in 1980, Mr. Brannan was employed by Allied and eventually became president of the company's Merganthaler USA Division.

    PERRY E. ESPING has served as chief executive officer and chairman of BRC Holdings, Inc. (formerly Business Records Corporation), a publicly held corporation headquartered in Dallas, Texas, since 1988. BRC Holdings, Inc. provides services to county governments and manufactures election products. In 1971, Mr. Esping founded First Data Resources, Inc. and served as its chairman and chief executive officer until January 1988. After American Express acquired First Data Resources, Mr. Esping also served as president of American Express' Data Based Services Group USA from 1986 until 1988. Mr. Esping is a director of Computer Management Services, Inc.

    C. MACKAY GANSON, JR. is a partner of Ganson & Company Fiduciary Services, formerly Taylor, Ganson & Perin Fiduciary Services, a small, privately-held firm providing fiduciary and trust services for individuals. Prior to 1982, Mr. Ganson was vice president with Bank of Boston's venture capital affiliate. Mr. Ganson is active in venture capital investing and serves as a director of several privately-held companies.

    JOHN F. KELSEY, III is the founder and president of The Kelsey Group, Inc., a strategic planning and marketing analysis company in the interactive publishing field. Founded in 1986, The Kelsey Group provides information and decision-support services through publishing, consulting, conferences and research. Its clients include numerous directory and newspaper publishers, new media companies, technology suppliers and systems providers. Mr. Kelsey has been involved in the electronic information services industry since 1978 when he was responsible for strategic planning of interactive services at AT&T. Mr. Kelsey also held several executive positions with Dow Jones & Company in the 1980s.

    ALAN C. MALTZ became Executive Vice President and a Director of the Company in August 1995, immediately following the Company's acquisition of Telecom Services Limited (U.S.) Inc., Telecom Services Limited (West) Inc. ("TSL West"), TSL Software Services, Inc., and TSL Management Group, Inc. (collectively the "TSL Companies"), and resigned his position as Executive Vice President upon fulfillment of the term of his employment contract in December 1997. Mr. Maltz served as vice president and a director of TSL (West) and as president and a director of each of the other TSL Companies since their incorporation at various times between July 1986 and December 1992. Prior to the founding of the TSL Companies, Mr. Maltz was vice president of telecommunications systems at Bankers Trust Company, where he managed the engineering, design and operation of all global telecommunications systems. Prior to his employment by Bankers Trust Company, Mr. Maltz was employed as a project engineer by Western Union and New York Telephone Company.

    SCOTT A. MALTZ has served as Vice President and a Director of the Company since August 1995, immediately following the Company's acquisition of the TSL Companies, and has been Senior Vice President and General Manager-TSL since June 1996. Mr. Maltz was president of TSL (West) since its formation in 1989. Prior to joining TSL, Mr. Maltz was employed by Bain & Company, a management consulting firm where he consulted with clients in the telecommunications, financial services and personal computer industries.

    Under the terms of the Agreement and Plan of Reorganization and Merger relating to the Company's acquisition of the TSL Companies, those persons who were the stockholders of the TSL Companies had the right to designate two persons to be nominated for election to the Company's Board of Directors during the period that they collectively owned at least 20% of the issued and outstanding shares of Common Stock, and will continue to have the right to designate one person to be nominated for election until their collective ownership is less than 10% of the issued and outstanding shares of Common Stock. Alan C. Maltz and Scott A. Maltz were originally designated as nominees to the Company's Board of Directors in August 1995 following consummation of the merger. Alan C. Maltz and Scott A. Maltz are brothers.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held five meetings during 1997, including regularly scheduled and special meetings.

    The Company currently has an Audit Committee, a Compensation Committee and a Nominating Committee of the Board of Directors. The Audit Committee recommends selection of the Company's independent auditors, reviews the scope and results of the audit, makes inquiries as to the adequacy of the Company's accounting, financial and operating controls, and reports findings and recommendations to the Board. The Compensation Committee determines the cash compensation for all Board-elected officers of the Company and determines the recipients and amounts of stock option grants. The Nominating Committee makes recommendations to the Board of Directors regarding potential nominees to the Board. During 1997, the Audit Committee met once and the Compensation Committee met twice. The Nominating Committee held no formal meetings during 1997.

    During 1997, all Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the Committees, if any, on which they served and which were held during the period that such persons served on the Board or such Committees.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

    Directors of the Company who are not officers currently receive $1,000 for each Board meeting personally attended, $250 for each conference telephone call Board meeting attended and an annual fee of $5,500. Each Director also receives $500 for each Committee meeting attended which is held other than in conjunction with a regularly scheduled Board meeting. Directors are also reimbursed for expenses incurred in attending such meetings.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table shows the cash and other compensation paid or to be paid by the Company and its subsidiaries to (i) the Company's chief executive officer, and (ii) the four most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers as of December 31, 1997 (the "Named Executive Officers"), during the years indicated and for services rendered in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL           LONG-TERM
                                                                    COMPENSATION      COMPENSATION
                                                                --------------------  -------------    ALL OTHER
                                                                SALARY (1)               AWARDS      COMPENSATION
NAME AND PRINCIPAL POSITION                            YEAR        ($)     BONUS ($)   OPTIONS (#)        ($)
---------------------------------------------------  ---------  ---------  ---------  -------------  -------------
Stanley G. Brannan ................................       1997    210,000          0             0       43,445(2)
 Chairman of the Board                                    1996    210,000     15,218        44,000        3,351(3)
                                                          1995    200,000     54,400       100,000        3,169(4)
David S. Gergacz ..................................       1997    350,000    175,000       300,000      217,587(2)
 President and Chief Executive Officer                    1996     36,673     14,583       504,500           18(3)
                                                          1995      8,500          0             0            0

Gerald V. Butler ..................................       1997    176,400     35,097             0        3,279(2)
 Executive Vice President of Engineering and              1996    168,000     51,425        22,000        3,351(3)
 Worldwide Operations                                     1995    160,000     35,000             0        3,169(4)

Ray S. Naeini .....................................       1997    152,539     82,186        20,000      108,451(2)
 Vice President and General Manager, Network              1996    140,000          0        10,000        3,351(3)
 Products                                                 1995     10,769          0             0            0

Donald R. Walsh ...................................       1997    176,400     70,000             0      134,433(2)
 Executive Vice President of Business Systems             1996    168,000     46,350        44,000        5,651(3)
                                                          1995    160,000     40,800             0        5,469(4)

------------------------
(1) Includes directors fees paid to Mr. Gergacz of $9,750 for 1996 and $8,500 for 1995.

(2) Includes (a) matching contributions under the Company's 401(k) plan in the amounts of $3,135 on behalf of Messrs. Brannan, Butler, Naeini and Walsh;
    (b) term life insurance premiums in the amounts of $2,444 on behalf of Mr. Walsh and $144 on behalf of each of Messrs. Brannan, Butler, Gergacz and Naeini; and (c) relocation expense reimbursements in the amounts of $40,166 to Mr. Brannan, $217,443 to Mr. Gergacz, $105,172 to Mr. Naeini and $128,854 to Mr. Walsh.

(3) Includes (a) matching contributions under the Company's 401(k) plan in the amounts of $3,135 on behalf of Messrs. Brannan, Butler and Walsh; and (b) term life insurance premiums in the amounts of $2,516 on behalf of Mr. Walsh, $18 on behalf of Mr. Gergacz, and $216 on behalf of each of Messrs. Brannan, Butler and Naeini.

(4) Includes (a) matching contributions under the Company's 401(k) plan in the amounts of $3,049 on behalf of each of Messrs. Brannan, Butler and Walsh; and (b) term life insurance premiums in the amounts of $2,420 on behalf of Mr. Walsh and $120 on behalf of each of Messrs. Brannan and Butler.

    The following table sets forth information concerning options to purchase Common Stock granted during 1997 to the Named Executive Officers. The potential realizable value amounts shown below represent values that might be realized upon exercise immediately prior to the expiration of the term of the options using 5% and 10% appreciation rates set by the Securities and Exchange Commission, compounded annually, and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                             % OF TOTAL                                        VALUE AT ASSUMED ANNUAL
                                               OPTIONS                  MARKET                 RATES OF STOCK PURCHASE
                                             GRANTED TO                  PRICE                 PRICE APPRECIATION FOR
                                              EMPLOYEES    EXERCISE       ON                         OPTION TERM
                                  OPTIONS     IN FISCAL      PRICE      DATE OF   EXPIRATION   -----------------------
NAME                            GRANTED(#)      YEAR        ($/SH)       GRANT       DATE        5% ($)      10% ($)
------------------------------  -----------  -----------  -----------  ---------  -----------  ----------  -----------
David S. Gergacz..............   300,000(1)       50.38%   $    8.50   $    8.50    12/02/06   $1,603,950  $ 4,064,445
Ray S. Naeini.................     20,0002         3.36%   $    8.50   $    8.50     5/13/07   $  106,930  $   270,963

------------------------------
(1) Granted under a Stock Option Agreement described below in the table titled "Ten-Year Option Repricings". The options become exercisable as to 150,000 shares as of December 2, 1998 and 150,000 shares on December 2, 1999. The options terminate on December 2, 2006 if not previously exercised. Upon termination of Mr. Gergacz's employment by the Company, he will have the right to exercise all then exercisable options within 90 days after the date of termination. Upon the first to occur of (1) dissolution or liquidation of the Company, (2) a merger or consolidation in which the Company is not the surviving corporation, or (3) the acquisition of more than 50% of the outstanding Common Stock of the Company by any person or group of related persons acting in concert in a single transaction or series of related transactions, all options will become immediately exercisable for a period of 90 days.

(2) The options vest at 25% per year, beginning May 13, 1998.

    The following table sets forth information concerning the acquisition of shares of Common Stock under the Company's Employee Stock Purchase Plan during 1997 by the only Named Executive Officers to so acquire shares, and by all executive officers as a group and all other employees as a group.

               SHARES ACQUIRED UNDER EMPLOYEE STOCK PURCHASE PLAN

                                                                                                    DOLLAR VALUE
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                               NUMBER OF SHARES PURCHASED         ($)
--------------------------------------------------------------------  ---------------------------  ---------------
Gerald V. Butler....................................................               1,000            $       2,031
Donald R. Walsh.....................................................               1,000            $       2,031
All Executive Officers as a Group (10 persons)......................               3,265            $       7,097
All Other Employees as a Group......................................              63,216            $     120,457

------------------------

    Shares are purchased at an exercise price equal to 85% of the lower of the fair market value of the Common Stock on the grant date or the exercise date. The dollar value equals the market value on the date of purchase minus the purchase price.

    The following table sets forth, for each of the Named Executive Officers, information concerning each exercise of options to purchase Common Stock during the year ended December 31, 1997 and the fiscal year-end value of unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF UNEXERCISED
                                                                     NUMBER OF SECURITIES      IN-THE-MONEY OPTIONS
                                                                    UNDERLYING UNEXERCISED    AT FISCAL YEAR- END ($)
                                       SHARES                     OPTIONS AT FISCAL YEAR-END  ----------------------
                                     ACQUIRED ON      VALUE       --------------------------       EXERCISABLE/
NAME                                  EXERCISE     REALIZED ($)   EXERCISABLE/UNEXERCISABLE       UNEXERCISABLE
-----------------------------------  -----------   ------------   --------------------------  ----------------------
Stanley G. Brannan.................         0             0             50,000/94,000                  0/0
Gerald V. Butler...................         0             0             43,750/28,250                  0/0
David S. Gergacz...................         0             0            209,000/305,500            7,500/377,500
Ray S. Naeini......................         0             0              2,500/27,500                0/25,000
Donald R. Walsh....................         0             0             78,750/44,000                49,219/0

    The following table sets forth, information with respect to the cancellation and replacement of options granted to the only Named Executive Officer who received an adjustment or amendment to the exercise price of any stock option or SAR previously awarded to any of the Named Executive Officers:

                           TEN-YEAR OPTION REPRICINGS

                                        SECURITIES
                                        UNDERLYING                                                        LENGTH OF
                                         NUMBER OF     MARKET PRICE OF   EXERCISE PRICE                ORIGINAL OPTION
                                       OPTIONS/SARS   STOCK AT TIME OF     AT TIME OF        NEW      TERM REMAINING AT
                                        REPRICED OR       REPRICING       REPRICING OR    EXERCISE    DATE OF REPRICING
    NAME AND POSITION         DATE      AMENDED (#)   AMENDMENT OR ($)   AMENDMENT ($)    PRICE ($)     OR AMENDMENT
--------------------------  ---------  -------------  -----------------  --------------  -----------  -----------------
David S. Gergacz, ........   May 13,      300,000         $ 8.50           $ 14.875       $ 8.50      9 years, 5 months
 President, CEO and           1997
 Chairman

    Under an Employment Agreement dated December 2, 1996, Mr. Gergacz was granted options to purchase 500,000 shares of the Company's Common Stock at an exercise price of $14.875 per share. Options covering 100,000 shares became exercisable immediately and options covering an additional 100,000 shares vested on December 2, 1997. Options covering 150,000 shares were scheduled to vest on December 2, 1998 (the "1998 Option") and options covering an additional 150,000 shares were scheduled to vest on December 2, 1999 (the "1999 Option"). Pursuant to a Stock Option Agreement with the Company, Mr. Gergacz surrendered the 1998 and 1999 Options and was granted the options identified above which are exercisable as to 150,000 shares on December 2, 1998, and 150,000 shares on December 2, 1999.

             EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL ARRANGEMENTS

    David S. Gergacz is serving as President and Chief Executive Officer of the Company under an Employment Agreement dated December 2, 1996. The Agreement provides for a minimum annual base salary of $350,000. For the year ended December 31, 1997, Mr. Gergacz received a guaranteed bonus of $175,000. During each employment year after 1997, Mr. Gergacz will be entitled to a performance bonus of up to 50% of his base salary upon the attainment of reasonable performance goals established by the Board of Directors. The Agreement provides that, during each year of his employment, beginning in 2000, he will be granted options to purchase at least 20,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The Agreement also provides for benefits generally provided to other executive officers of the Company. Upon termination of the Agreement for Cause (as defined in the Agreement), Mr. Gergacz will be entitled to payment of his base salary, accrued bonus (if any), and benefits existing at the time of termination. If termination occurs other than for cause, Mr. Gergacz will be entitled to payment of his base salary, bonus and other benefits existing at the time of such termination for a period of one year thereafter. Upon a Change in Control (as defined in the Agreement), if Mr. Gergacz is either terminated or elects to resign, he will be entitled to payment of his base salary, bonus and benefits for a period of two years after the date of termination. The Agreement prohibits Mr. Gergacz from competing with the Company, directly or indirectly, in certain respects during the term of employment and for a period of one year thereafter.

    Mr. Gergacz is the holder of options to purchase up to 500,000 shares of the Company's Common Stock granted under either the Employment Agreement or pursuant to the Stock Option Agreement described in the table titled "Ten-Year Option Repricings" above. Upon termination of Mr. Gergacz's employment by the Company, he will have the right to exercise all then exercisable options within 90 days after the date of termination. Upon the first to occur of (i) dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) the acquisition of more than 50% of outstanding Common Stock of the Company by any person or group of related persons acting in concert in a single transaction or series of related transactions, all options will become immediately exercisable for a period of 90 days.

    In connection with the relocation of the Company's corporate headquarters to Heathrow, Florida, the Company entered into Employment Agreements with certain executive officers, including certain of the Named Executive Officers, which assured the continued employment of such persons for a period of one year from the effective date of their relocation. Donald R. Walsh is serving as Executive Vice President of Business Systems under an agreement that extends through July 1, 1998 and provides for a base annualized salary of $176,400. Ray S. Naeini is serving as Vice President and General Manager, Network Products, under an agreement that extends through September 1, 1998 at an annualized salary of $165,000. Each of the agreements provides for participation in such incentive compensation programs as are made available to other Brite officers having positions of similar responsibility. Under each agreement, if the employee is terminated for Cause (as defined in the related agreement), he is entitled to accrued salary and bonus to the date of termination. If the employee is terminated other than for Cause, he will be entitled to the greater of the aggregate amount of salary and bonus due to the employee through the end of the term of the agreement, or severance pay according to the Company's severance policy then in effect, plus accrued salary and bonus to the termination date.

    Under an agreement dated January 12, 1998, Stanley G. Brannan resigned as Chairman of the Board of Directors of the Company and agreed to provide certain consulting services to the Company until July 1, 1998. Mr. Brannan was paid severance in the amount of $105,000. In addition, Mr. Brannan will be reimbursed for relocation costs up to $10,000, and will receive consulting fees of $50,000. The agreement restricts Mr. Brannan from competing with the Company, directly or indirectly, for a period of 18 months.

    Certain of the Company's executive officers have been granted options under the Company's 1994 Stock Option Plan. In the event of the dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, or a change of ownership involving the transfer of in excess of 50% of the then outstanding Common Stock to a corporation or other entity, person or group of affiliated persons (hereafter "a Transaction"), holders of options will have the right, immediately prior to consummation of the Transaction, to exercise all options granted thereunder without regard to the vesting provisions contained in the applicable option agreements. However, the Board of Directors may, in its sole discretion, determine that such immediate vesting of the right to exercise outstanding options is not in the best interests of the Company, in which event the successor corporation would be required to agree to assume the outstanding options or substitute therefor comparable options of such successor corporation.

                              CERTAIN TRANSACTIONS

    From time to time the Company has leased certain aircraft from entities owned and controlled by Stanley G. Brannan. Under the lease arrangements, the operator assumed responsibility for all expenses associated with the aircraft, other than fuel, and the Company paid $450 per hour of operation. Rentals paid and accrued during the year ended December 31, 1997, were approximately $65,000. The Company believes that these terms are at least as favorable as those that could be obtained from an independent third party.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    Throughout 1997, Perry E. Esping, C. MacKay Ganson, Jr. and John F. Kelsey, III, all of whom were independent, non-employee Directors of the Company, were members of the Compensation Committee of the Company's Board of Directors. None of them was, during the past fiscal year, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or of any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company. David S. Gergacz, President, Chief Executive Officer and Chairman of the Board of the Company, has participated in the Compensation Committee's deliberations concerning executive compensation, other than deliberations concerning his own compensation.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Company (the "Committee") determines the Company's executive compensation policies and sets specific executive salaries. The Committee is composed of the non-employee directors of the Company, Perry E. Esping, C. MacKay Ganson, Jr., and John F. Kelsey, III. David S. Gergacz may participate in the Committee's deliberations concerning executive compensation, other than deliberations concerning his own compensation.

    The Company's executive compensation program is designed to attract, retain and motivate executive officers who are believed to have the abilities necessary for the long-term success of the Company. This program consists of a base salary, incentive compensation based upon the achievement of certain specified revenue and operating profit goals, and stock options.

    David S. Gergacz has served as President and Chief Executive Officer of the Company since December 2, 1996 under an Employment Agreement negotiated by Mr. Gergacz and the Board of Directors. For a description of the terms of the Employment Agreement, see the discussion under "Compensation of Directors and Executive Officers -- Employment Agreements; Change in Control Arrangements" above. The Committee believes that the overall compensation established under the Employment Agreement is comparable to, and competitive with, the compensation programs in effect for chief executive officers of companies with which the Company competes. The Committee further believes that the granting of replacement options to Mr. Gergacz, as described above in the table titled "Ten-Year Option Repricings," was appropriate considering the substantial adverse price movement in the Company's Common Stock immediately following the initial grant of options to Mr. Gergacz. In the Committee's judgment, the decline in value of the Company's Common Stock was both unanticipated and related to the Company's operating results during a brief period immediately following the hiring of Mr. Gergacz. In replacing the options covering the last 300,000 shares to vest, the Committee sought both to restore Mr. Gergacz's incentive and to assure his long-term employment with the Company.

    During 1997, Mr. Gergacz, President and Chief Executive Officer, participated in deliberations regarding the compensation of other executive officers. Mr. Gergacz made recommendations to the Committee on the incentive compensation program to be followed by the Company, as well as specific compensation levels for each executive officer. After evaluating these recommendations, the Committee recommended programs and pay levels to the full Board for approval. In making its recommendations to the Board, the Committee considered such factors as the salaries of executive officers in similar positions with comparably sized companies, primarily within the Company's industry; survey data obtained from various sources; the experience and contribution levels of each executive officer; and the Company's financial performance during the last fiscal year.

    Under the Company's executive compensation program in 1997, executive officers were entitled to receive bonuses based upon the achievement of certain criteria established by the Board of Directors. Each executive was assigned a target bonus based upon achieving on-plan performance. The target bonuses ranged from 20% to 50% of base salary depending upon the executive's experience, contribution and job responsibilities.

    In general, executives in charge of a principal business unit were compensated based upon the attainment of revenue and profit contribution objectives of their business units as established at the beginning of the year. Revenue and contribution were weighted equally, with minimum thresholds of achievement below which no bonus was earned.

    Executives not in charge of principal business units were compensated by a combination of overall corporate performance and achievement of objectives as established by Mr. Gergacz. Corporate performance consisted of a combination of revenue and operating income objectives, with each component weighted equally. During 1997, operating income was below the minimum threshold and no bonuses were paid based upon the Company's corporate performance.

    The Committee also grants stock options to executive officers in order to provide long-term incentives to the executives and to align the executives with the goal of maximizing stockholder value over time. Stock options are generally granted at fair market value, with vesting occurring at various dates. Grant ranges have been established for the executives based upon the practices of comparably-sized companies in the Company's industry and related industries. Individual grants may vary within the range to reflect individual performance and potential. During 1997, options to purchase an aggregate 125,000 shares of common stock were granted to the Company's executive officers under the 1994 Stock Option Plan. The options vest at the rate of 25% per year beginning one year from the applicable grant date. The Board believes that the actions taken on these options were consistent with the Board's intent of providing meaningful incentives to the Company's executives.

    THE PRECEDING REPORT WAS ISSUED BY THE COMPENSATION COMMITTEE, COMPRISED OF:

                                Perry E. Esping
                             C. MacKay Ganson, Jr.
                              John F. Kelsey, III

                              COMPANY PERFORMANCE

    Set forth below is a line graph comparing the cumulative total return to holders of the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index, and the Standard & Poor's High Technology Composite Index for the period of five fiscal years commencing December 31, 1992 and ended December 31, 1997. Total return is based on an assumed investment of $100 on December 31, 1992 and reinvestment of dividends through December 31, 1997.

     VALUE OF $100 INVESTED ON DECEMBER 31, 1992 WITH DIVIDENDS REINVESTED

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            BRITE VOICE                           STANDARD & POOR'S HIGH
           SYSTEMS, INC.  STANDARD & POOR'S 500       TECH COMPOSITE
1992            $ 100.00                $ 100.00                 $ 100.00
1993            $ 386.36                $ 110.08                 $ 123.01
1994            $ 650.00                $ 111.53                 $ 143.37
1995            $ 504.55                $ 153.45                 $ 206.51
1996            $ 540.91                $ 188.68                 $ 236.59
1997            $ 354.55                $ 251.63                 $ 267.47

                                                       1992       1993       1994       1995       1996       1997
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Brite Voice Systems, Inc...........................     100.00     386.36     650.00     504.55     540.91     354.55
Standard & Poor's 500..............................     100.00     110.08     111.53     153.45     188.68     251.63
Standard & Poor's High Tech Composite..............     100.00     123.01     143.37     206.51     236.59     267.47

                                 PROPOSAL NO. 2
                      AMENDMENT OF THE BRITE VOICE SYSTEMS
                       1994 EMPLOYEE STOCK PURCHASE PLAN

    On February 10, 1998, the Board of Directors adopted an Amendment to the 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan" or the "Plan"), subject to stockholder approval.

SUMMARY OF STOCK PURCHASE PLAN

    The Stock Purchase Plan was adopted by the Board of Directors in March 1994 and approved by the Company's stockholders in May 1994. The purpose of the Plan is to provide employees of the Company and its subsidiaries who are employed for at least twenty hours per week and for more than five months in a calendar year, an opportunity to invest in Common Stock of the Company at a favorable price. It is believed that the acquisition of a proprietary interest in the Company by participating employees will increase their interest in the Company's financial success, thereby benefiting the Company. Management believes that the continued existence of the Plan will also help in hiring and retaining qualified personnel. Options are granted under the Stock Purchase Plan in consideration of such benefits.

    Upon adoption of the Stock Purchase Plan, 200,000 shares of Common Stock of the Company were authorized for issuance. The shares are offered in semi-annual offerings which commenced on July 1, 1994. Shares of Common Stock acquired under the Plan may be either treasury shares or authorized and previously unissued shares. The number of shares which may be offered under the Stock Purchase Plan and the number of shares covered by any options granted are to be adjusted appropriately in the event of any stock dividend, stock split or reclassification of the Company's Common Stock. The Stock Purchase Plan will continue until the Common Stock available for purchase has been sold; however, the Board of Directors may suspend or discontinue the Plan at any time. As of March 31, 1998, 36,400 shares of Common Stock remained available for purchase under the Plan.

    Participation in the Stock Purchase Plan is voluntary and is open to all eligible employees of the Company, or of a subsidiary in which the Company owns 80% or more of each class of outstanding equity securities, except (i) certain temporary or part-time employees; (ii) employees who have not been continuous employees of the Company or a subsidiary for at least six months prior to the commencement date of any particular offering being made pursuant to the Stock Purchase Plan; and (iii) individuals who possess 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. As of March 31, 1998, 135 employees of the Company and its subsidiaries were participating in the Stock Purchase Plan.

    The Stock Purchase Plan provides that a six-month offering period will commence on each January 1 and July 1 during the term of the Plan. Each eligible employee may purchase shares having a maximum aggregate price equal to 10% of the compensation he or she received from the Company or a subsidiary during the offering period. Rights to participate in the offering are not cumulative. No employee may purchase shares under the Plan, in any one year, having a fair market value on the offering date of more than $25,000, nor may an employee purchase more than 500 shares in any offering period. The purchase price of shares issued under the Stock Purchase Plan is 85% of the lower of the fair market value of the shares on the first or last day of the offering period.

    Rights under the Stock Purchase Plan are not transferable by a participating employee, other than by Will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by him or her. If an employee terminates employment with the Company, or dies, his or her rights to purchase Common Stock under the Stock Purchase Plan terminate immediately.

    Subject to the provisions of the Stock Purchase Plan, the Board of Directors, or a committee designated by it for such purpose, has the power to interpret and construe the Plan and option agreements issued under the Plan. The Board of Directors has certain powers to amend and may terminate the Stock Purchase Plan.

    It is intended that the Stock Purchase Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (hereinafter the "Code"). Under such a plan, an employee will not realize any income for Federal income tax purposes, either at the time he or she is granted an option under the Stock Purchase Plan, or at the time of the exercise of such option. If the employee holds the stock acquired under the Plan for more than two years after the option was granted, upon the sale of such stock by the employee, or upon the employee's death, whichever shall first occur, the employee is taxed as having received ordinary compensation income for the taxable year in which the disposition occurs, or the year ending with his or her death, in an amount equal to the excess of the lesser of (i) the fair market value of the Common Stock at the time of such disposition or death or (ii) the fair market value of the stock at the time the option was granted, over the exercise price. Any additional profit realized by the employee upon the sale of the Common Stock is subject to capital gains treatment.

    No income tax deduction will be allowed to the Company with respect to the grant or exercise of any option under the Stock Purchase Plan if the shares are not disposed of within two years after the date of grant of the option. If the employee sells shares within two years after the date of grant of the option, the difference between the exercise price and the fair market value of the stock at the time of exercise will be taxed for Federal income tax purposes as ordinary income, and the Company will be entitled to a corresponding deduction.

    In the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition, separation, or similar change in the capital structure of the Company, appropriate and proportionate adjustments will be made in the number and class of shares of stock subject to the Plan and to the rights granted thereunder.

    On March 31, 1998, the closing price of the Company's Common Stock in the over-the-counter market, as quoted in the Nasdaq National Market System, was $9 5/8.

THE PROPOSED AMENDMENT

    Pursuant to the proposed amendment, the shares of Common Stock available for issuance under the 1994 Employee Stock Purchase Plan would be increased by 300,000 shares from 200,000 to 500,000. The affirmative vote by the holders of a majority of the Company's issued and outstanding Common Stock represented in person or by proxy is required to approve the amendment to the Stock Purchase Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL NO. 3
                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to serve as auditors for the year ending December 31, 1998. Arthur Andersen LLP has served as the Company's auditors for the past five years. It is expected that a representative of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1998.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. On the basis of reports and representations submitted by the Directors and executive officers of the Company, the Company believes that all

Forms 3, 4 and 5 showing ownership of, and changes of ownership in, the Company's Common Stock during 1997, were timely filed with the Securities and Exchange Commission, except Stanley G. Brannan was late in filing a report on Form 5.

                                 ANNUAL REPORT

    The Company's Annual Report for the year ended December 31, 1997 (which includes a copy of the Company's Annual Report on Form 10-K) has been enclosed in the same mailing with this Proxy Statement and is not a part of the Proxy solicitation material. The Company will provide without charge a copy of the Annual Report on Form 10-K (without exhibits) to any stockholder upon written request to Brite Voice Systems, Inc., 250 International Parkway, Suite 300, Heathrow, Florida 32746, Attention: Secretary.

                                 OTHER MATTERS

    The Board of Directors does not intend to bring any matters before the Annual Meeting, other than those specifically set forth in the Notice of Meeting, and is not aware of any matter to be brought before the Annual Meeting by others. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with the judgment of the Board of Directors.

                             STOCKHOLDER PROPOSALS

    The Company currently intends to hold its 1998 Annual Meeting of Stockholders in May 1999. The date by which stockholder proposals must be received by the Company for inclusion in the Proxy Statement and form of proxy for its Annual Meeting of Stockholders to be held in 1999 is December 1, 1998. Such stockholder proposals should be submitted to Brite Voice Systems, Inc., 250 International Parkway, Suite 300, Heathrow, Florida 32746, Attention: Secretary.

                                                 [SIGNATURE]

                                          Glenn A. Etherington
                                               SECRETARY

April 10, 1998

                          APPENDIX TO PROXY STATEMENT
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                 NOT INTENDED FOR DISTRIBUTION TO STOCKHOLDERS

   Amendment to Brite Voice Systems, Inc. 1994 Employee Stock Purchase Plan


Section 2 of the Brite Voice Systems, Inc. Employee Stock Purchase Plan is amended to increase the number of shares which may be issued under the Plan from 200,000 to 500,000.

BRITE VOICE SYSTEMS, INC.
250 INTERNATIONAL PARKWAY, STE 300                   THIS PROXY IS SOLICITED
HEATHROW, FLORIDA  32746                                    ON BEHALF OF THE
                                                          BOARD OF DIRECTORS

     The undersigned hereby appoints David S. Gergacz and Glenn A. Etherington (__________________) as Proxies, each with the power to act alone and to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Brite Voice Systems, Inc. held of record by the undersigned on March 31, 1998 at the annual meeting of stockholders to be held on May 12, 1998, or any adjournment thereof.

1.   ELECTION OF DIRECTORS     / / FOR all nominees listed below (except as
                                   marked to the contrary below)
                               / / WITHHOLD AUTHORITY to vote as indicated below

   Stanley G. Brannan, Perry E. Esping, C. MacKay Ganson, Jr., David S. Gergacz
             John F. Kelsey, III, Alan C. Maltz, Scott A. Maltz

      (INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through the nominee's name.)

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S 1994 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER FROM 200,000 TO 500,000

           / /  FOR         / /  AGAINST          / /  ABSTAIN

3. PROPOSAL TO APPROVE AND RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants for the Company for 1998.

           / /  FOR         / /  AGAINST          / /  ABSTAIN

                            To be signed on other side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made this proxy will be voted FOR the nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.



                         Dated:____________________________________, 1998



                         ________________________________________________
                                             Signature


                         ________________________________________________
                                             Signature if held jointly

                          Please mark, date, sign and return the proxy card
                                promptly using the enclosed envelope.